Exhibit 10.1

NEWMONT

ANNUAL INCENTIVE COMPENSATION PROGRAM

(As Amended and Restated Effective January 1, 2012)

NEWMONT

ANNUAL INCENTIVE COMPENSATION PROGRAM

(Effective as of January 1, 2012)

PURPOSE

The purpose of this program is to provide to those employees of Newmont Mining and its Affiliated Entities that participate in this program a more direct interest in the success of the operations of Newmont Mining. Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.

This program is intended to be a program described in Department of Labor Regulation Sections 2510.3-1(b) and 2510.3-2(c) and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION I-DEFINITIONS

1.1 “Affiliated Entity(ies)” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with Newmont Mining, either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Section 1563(a)(4) and Code Section 1563(e)(3)(C)) in which Newmont Mining is also included and (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) in which Newmont Mining is also included.

1.2 “Attributable Ounces Production—Gold and Attributable Pounds Production—Copper” means the reported attributable ounces of gold produced and reported attributable pounds of copper produced for the applicable calendar year, measured against the target attributable ounces of gold and target attributable pounds of copper produced per the approved business plan, and as adjusted from time to time as approved by the Board.

1.3 “Board” means the Board of Directors of Newmont Mining or its delegate.

1.4 “Bonus Eligible Earnings” means the total base salary and regular earnings (collectively, “regular earnings”) of the Employee during the calendar year. If an Employee is absent from work because of a work-related injury, the Employee’s “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year. In the case of a Terminated Eligible Employee who is Disabled, “Bonus Eligible Earnings” will be determined by his actual gross base earnings, including short-term disability pay received during the calendar year, but excluding pay from any other source. If an Employee dies during the calendar year, the “Bonus Eligible Earnings” for such Terminated Eligible Employee will be determined by his actual gross base earnings. If an Employee is on active military duty during a calendar year, the “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year, exclusive of any government military pay. If an Employee does not receive a W-2, his “Bonus Eligible Earnings” shall be determined on the basis of his actual gross base earnings for the calendar year, or portion thereof, as shown on the payroll records of Newmont Mining or the Participating Employer. In all cases, an Employee’s “Bonus Eligible Earnings” shall be computed before reduction for pre-tax contributions to an employee benefit plan of Newmont Mining pursuant to Section 401(k) or Section 125 of the Code. In the event of a Change of Control, the Bonus Eligible Earnings of each eligible Employee shall be equal to such Employee’s base salary, on an annualized basis, as of the date immediately preceding the Change of Control and, in the case of a Terminated Eligible Employee, such Employee’s base salary for the calendar year through the date of termination of employment.

1.5 “Change of Control” means the occurrence of any of the following events:

(i) The acquisition in one or a series of transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Newmont Mining (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Newmont Mining entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Newmont Mining other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from Newmont Mining, (B) any acquisition by Newmont Mining, (C) any acquisition by any employee benefits plan (or related trust) sponsored or maintained by Newmont Mining or any corporation controlled by Newmont Mining or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board of Directors of Newmont Mining (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Newmont Mining; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Newmont Mining’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Newmont Mining; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Newmont Mining or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Newmont Mining or all or substantially all of Newmont Mining’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or entity (excluding Newmont Mining, any entity resulting from such Business Combination, any employee benefit plan (or related trust) of Newmont Mining or its Affiliate or any entity resulting from such Business Combination, or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, such Parent Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or for a non-corporate entity, equivalent securities of the entity) resulting from such Business Combination of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), of the entity unless such ownership resulted solely from ownership of securities of Newmont Mining, prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, of the Parent Company) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Newmont Mining, providing for such Business Combination; or

(iv) Approval by the stockholders of Newmont Mining of a complete liquidation or dissolution of Newmont Mining.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Compensation Committee” means the Compensation Committee of the Board of Directors of Newmont Mining.

1.8 “Consolidated Costs Applicable to Sales – Gold and Copper” means audited, US GAAP consolidated costs applicable to sales for gold (per ounce calculation) and for copper (per pound calculation), measured against the target consolidated costs applicable to sales for gold (per ounce calculation) and to sales for copper (per pound calculation) per the approved business plan, and as adjusted from time to time as approved by the Board.

1.9 “Consolidated Sustaining Capital Expenditures” means Newmont Mining’s sustaining capital expenditures on an accrual basis measured against sustaining capital expenditures on an accrual basis, adjusted from time to time as approved by the Board.

1.10 “Corporate Performance Bonus” means the bonus payable to an Employee pursuant to Section III.

1.11 “Disability” means a condition such that the salaried Employee has terminated employment with Newmont Mining or Affiliated Entities with a disability and has begun receiving benefits from the Long Term Disability Plan of Newmont Mining (or Affiliated Entity) or a successor plan.

1.12 “Economic Performance Driver” means Consolidated Sustaining Capital Expenditures, Consolidated Costs Applicable to Sales – Gold and Copper, Attributable Ounces Production – Gold and Attributable Pounds Production Copper, Reserve and NRM Additions, and Project Execution and Cost.

1.13 “Employee” means an employee of Newmont Mining or an Affiliated Entity who satisfied the conditions for this program and who is not (a) an individual who performs services for Newmont Mining or an Affiliated Entity under an agreement, contract or arrangement (which may be written or oral) between the employer and the individual or with any other organization that provides the services of the individual to the Employer pursuant to which the individual is initially classified or treated as an independent contractor or whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code § 3401, or who is otherwise treated as an employee of an entity other than Newmont Mining or an Affiliated Entity, irrespective of whether he or she is treated as an employee of Newmont Mining or an Affiliated Entity under common-law employment principles or pursuant to the provisions of Code § 414(m), 414(n) or 414(o), even if the individual is subsequently reclassified as a common-law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding or a determination by the Internal Revenue Service, the Department of the Treasury or the Department of Labor, (b) an individual who is a leased employee, (c) a temporary employee, or (d) an individual covered by a collective bargaining agreement unless otherwise provided for in such agreement.

1.14 “Key Objectives” means the key results expected by the end of the review period for an Employee, as established and administered through Newmont Mining’s performance management system.

1.15 “Newmont Mining” means Newmont Mining Corporation.

1.16 “Participating Employer” means Newmont Mining and any Affiliated Entity.

1.17 “Pay Grade” means those jobs sharing a common salary range, as designated by the Board or its delegate.

1.18 “Performance Rating Category” means the numerical category used to classify the performance of each Employee in accordance with Newmont Mining’s performance management system.

1.19 “Personal Performance Bonus” means the bonus payable to an Employee based on the individual performance of such Employee, as set forth in Section 4.2.

1.20 “Personal Performance Bonus Factor” means the factor used to determine an Employee’s Personal Performance Bonus, based upon the Performance Rating Category assigned to the Employee, in accordance with Section 4.1.

1.21 “Project Execution and Cost” means Newmont Mining’s performance against project execution and project cost milestones as determined by the Board and adjusted from time to time as approved by the Board.

1.22 “Reserve and NRM Additions” means annual gold reserve and non-reserve mineralization material (“NRM”) additions measured against target annual reserve and non-reserve mineralization material additions per the approved business plan, and as adjusted from time to time as approved by the Board.

1.23 “Terminated Eligible Employee” means an Employee employed in a position located in Colorado or any Employee in an Executive grade level position who terminates employment with Newmont Mining and/or a Participating Employer during the calendar year on account of death, retirement or Disability. The Executive Vice President of Human Resources of Newmont Mining (or his or her delegate) may, in his/her sole discretion, also designate in writing other Employees who terminate employment during the calendar year under other circumstances as “Terminated Eligible Employees.”

SECTION II-ELIGIBILITY

All Employees of a Participating Employer are potentially eligible to receive a bonus payment under this program, provided (i) they are on the payroll of a Participating Employer as of the last day of the calendar year, and at the time of payment, or (ii) they are a Terminated Eligible Employee with respect to such calendar year. Otherwise eligible Employees who are on short-term disability under the Short-Term Disability Plan of Newmont Mining (of Affiliated Entity) or a similar or a successor plan or not working because of a work-related injury as of the last day of the calendar year shall be eligible to receive a bonus under clause (i). Notwithstanding the foregoing provisions of this paragraph, the Compensation Committee or the Executive Vice President of Human Resources (or his or her delegate) may, prior to the end of the calendar year, exclude from eligibility for participation under this program with respect to the calendar year any Employee or Employees, as he or she may determine in his or her sole discretion. Additionally, the Compensation Committee or the Executive Vice President of Human Resources (or his or her delegate) may, prior to the end of the calendar year, exclude from eligibility for participation under this program with respect to the calendar year any Employee or Employees, that has failed to complete any required ethics training or failed to comply with acknowledgement of any Code of Conduct of Newmont Mining or any Affiliated Entity.

SECTION III-CORPORATE PERFORMANCE BONUS

3.1 Eligibility for Corporate Performance Bonus. For the calendar year, the Corporate Performance Bonus will be determined pursuant to this section for each eligible Employee who is (a) in Pay Grade 109 and above on the last day of the calendar year and at the time the payment is made (or was in such Pay Grade at the time of termination of employment), excluding any Employee eligible to participate in the Senior Executive Compensation Program; (b) each eligible Employee who is in Pay Grade 108 and below who is employed by the corporate office (including expatriate assignments) or at a non-operating site location, as determined by the Executive Vice President of Human Resources (or his or her delegate), on the last day of the calendar year and at the time payment is made (or was in such Pay Grade and at such location at the time of termination of employment); and (c) any other employee or class of employees as determined by the Executive Vice President of Human Resources (or his or her delegate). For the calendar year, the performance bonus for each eligible Employee who is in Pay Grade 108 or below on the last day of the calendar year and at the time the payment is made (or was in such Pay Grade at the time of termination of employment) and who is not assigned to the corporate office or at a non-site location, will be determined in accordance with such performance factors, weighting factors and other methods of bonus determination as shall be established for each specific site or region by Newmont Mining for the calendar year, rather than the Corporate Performance Bonus. Each operating site shall develop its own critical performance indicators for this purpose.

3.2 Target Amounts for Economic Performance Drivers. The Compensation Committee shall establish both the targets and the minimum and maximum amounts for each Economic Performance Driver on an annual basis. The target Consolidated Sustaining Capital Expenditures, Consolidated Costs Applicable to Sales – Gold and Copper and Project Cost, together with the applicable minimums and maximums for each such Economic Performance Driver, shall be established in United States dollars and cents. The target, minimum and maximum Attributable Ounces Production-Gold and Reserve and NRM Additions shall be established in ounces. The target, minimum and maximum Attributable Pounds Production-Copper shall be established in pounds. The targets for Project Execution shall be established at the discretion of the Board. Targets will be adjusted for acquisitions or divestitures as approved by the Newmont Mining Board of Directors.

3.3 Actual Performance for Economic Performance Drivers. As soon as possible after the end of each calendar year, the Compensation Committee shall certify the extent to which actual performance met the target amounts for each Economic Performance Driver, following a report for the Internal Audit department.

3.4 Aggregate Payout Percentage. An aggregate payout factor (the “Aggregate Payout Percentage”) will be calculated as follows:

(i) Calculating the Performance Percentage for each Economic Performance Driver. For each Economic Performance Driver, actual performance will be compared to the target, minimum and maximum amounts to arrive at a performance percentage (“Performance Percentage”) calculated as follows:

•	If the actual amount is less than the minimum amount, the Performance Percentage is zero;

•	If the actual amount is equal to the minimum amount, the Performance Percentage is 50%;

•

If the actual amount is less than the target amount and greater than the minimum amount, the Performance Percentage is the sum of (A) 50%, plus (B) the product of 50%, times a fraction, the numerator of which is the difference between the actual amount and the minimum amount, and the denominator of which is the difference between the target amount and the minimum amount;

•	If the actual amount is equal to the target amount, the Performance Percentage is 100%;

•

If the actual amount is greater than the target amount and less than the maximum amount, the Performance Percentage is the sum of (A) 100%, plus (B) a fraction, the numerator of which is the difference between the actual amount and the target amount, and the denominator of which is the difference between the maximum amount and the target amount; and

•	If the actual amount is greater than or equal to the maximum amount, the Performance Percentage is 200%.

(ii) Calculating the Payout Percentage for each Economic Performance Driver. The payout percentage for each Economic Performance Driver is the product of the Performance Percentage times the applicable weighting factor as listed in Appendix A (“Payout Percentage for each Economic Performance Driver”).

(iii) Calculating the Aggregate Payout Percentage. The Aggregate Payout Percentage is the sum of the Payout Percentages for each Performance Factor.

3.5 Determination of Target Performance Level. An Employee’s Target Performance Level is determined by the Employee’s Pay Grade pursuant to the table in Appendix B.

3.6 Determination of the Corporate Performance Bonus. The Corporate Performance Bonus for each eligible Employee is the product of the Aggregate Payout Percentage, times the Employee’s Target Performance Level, times the Employee’s Bonus Eligible Earnings.

3.7 Terminated Eligible Employees. Terminated Eligible Employees shall be eligible to receive a Corporate Performance Bonus. This bonus will be calculated as follows:

Target Performance Level x Year to Date Bonus Eligible Earnings = Corporate Performance Bonus Payable

3.8 Adjustments. The Compensation Committee may adjust the Performance Percentage or any measure or otherwise increase or decrease the Corporate Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the Compensation Committee deems appropriate.

SECTION IV-PERSONAL PERFORMANCE BONUS

4.1 Personal Performance Level. At the end of the calendar year, each eligible Employee’s supervisor will evaluate the Employee and rate the Employee’s personal performance level. In accordance with Newmont Mining’s performance management system, the supervisor will rate the Employee. Each Employee will be rated by the Employee’s supervisor in one of Newmont Mining’s Performance Rating Categories. In conjunction with these ratings, Newmont Mining will assign a Personal Performance Bonus Factor for the Employee as listed in Appendix C and the Employee’s supervisor shall also recommend a Personal Performance Payout Factor within the range stated in Appendix C corresponding to the rating that Employee’s supervisor assigned to Employee. Newmont Mining may increase or decrease any eligible Employee’s Personal Performance Bonus Factor in its sole discretion.

4.2 Determination of Personal Performance Bonus. Subject to Section 4.3, an eligible Employee’s Personal Performance Bonus is determined by multiplying the eligible Employee’s Bonus Eligible Earnings times the determined percentage from the Target Performance Level, as set forth in Appendix C times the Personal Performance Bonus Factor determined pursuant to Section 4.1.

4.3 Terminated Eligible Employees. Terminated Eligible Employees shall be eligible to receive a Personal Performance Bonus based upon an assumed Personal Performance Bonus Factor of 1.0, so that the Terminated Eligible Employees will receive a Personal Performance Bonus at their individual Target Performance Level multiplied by their Bonus Eligible Earnings for the calendar year.

4.4 Ineligible Employees. Eligible Employees whose Personal Performance Bonus Factor (determined pursuant to Section 4.1) is less than .70 shall not be eligible to receive a Personal Performance Bonus.

4.5 Adjustments of Personal Performance Bonus. The Compensation Committee may adjust the Personal Performance Bonus Factor or any measure or otherwise increase the Personal Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the Compensation Committee deems appropriate.

SECTION V-PAYMENT OF BONUS

5.1 Pay Grade. If an eligible Employee was in more than one Pay Grade during the calendar year, the bonus payable to such eligible Employee shall be calculated on a pro-rata basis in accordance with the amount of time spent by such eligible Employee in each Pay Grade during the calendar year.

5.2 Time and Method of Payment. The aggregate of any and all bonuses payable under this program shall be payable to each eligible Employee (other than Terminated Eligible Employees) in cash as soon as practicable following approval of bonuses by the Compensation Committee. Terminated Eligible Employees shall receive the aggregate of any and all bonuses payable under this program in cash as soon as practicable following the date of their termination from employment with a Participating Employer. All payments and the timing of such payments shall be made in accordance with practices and procedures established by the Participating Employer. Payment under this program will be made no later than the 15th day of the third month following the calendar year in which an Employee’s right to payment is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, in the event an Employee failed to complete any required ethics training or failed to comply with acknowledgement of any Code of Conduct of Newmont Mining or any Affiliated Entity, Newmont Mining may withhold payment under this program unless or until such Employee complies.

5.3 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state, local or foreign law or regulation.

SECTION VI-CHANGE OF CONTROL

6.1 In General. In the event of a Change of Control, each eligible Employee (including Terminated Eligible Employees who terminate employment during the calendar year in which the Change of Control occurs) shall become entitled to the payment of a Corporate Performance Bonus and a Personal Performance Bonus, in accordance with the provisions of this Section.

6.2 Calculation of Bonuses. Upon a Change of Control, each eligible Employee, excluding any Terminated eligible Employee who terminated prior to the Change of Control, shall become entitled to the payment of (i) a Corporate Performance Bonus calculated on the basis of a Performance Percentage equal to the greater of the actual results attained for the calendar year or the applicable targets for such Calendar year and (ii) a Personal Performance Bonus calculated on the basis of a Personal Performance Bonus Factor equal to the greater of the actual Personal Performance Bonus Factor for the calendar year or a Personal Performance Bonus Factor of 1.0. If a Change of Control occurs prior to the time that the Compensation Committee has established the targets for the calendar year, such percentages shall be based upon the corresponding percentages for the immediately preceding calendar year.

6.3 Payment of Bonuses. The bonuses payable in accordance with the provisions of this Section VI shall be calculated and paid as soon as practicable following the date of the Change of Control. Such payments shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. Upon the completion of such payments, eligible Employees shall have no further right to the payment of any bonus hereunder (other than any bonus payable hereunder with respect to a previous calendar year that has not yet been paid).

SECTION VII-GENERAL PROVISIONS

7.1 Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of the eligible Employee, in a cash lump sum, to the beneficiary or beneficiaries designated by the eligible Employee to receive life insurance proceeds under Group Life and Accidental Death & Dismemberment Plan of Newmont USA Limited (or a successor plan) or a similar plan of a Participating Employer. In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of an eligible Employee shall be paid to the eligible Employee’s estate.

7.2 Right of Offset. To the extent permitted by applicable law, Newmont Mining or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this program against any eligible Employee or Terminated Eligible Employee loans outstanding to Newmont Mining, an Affiliated Entity, or Participating Employer, or other debts of the eligible Employee or Terminated Eligible Employee to Newmont Mining Newmont Mining, an Affiliated Entity, or Participating Employer. By accepting payments under this program, the eligible Employee consents to the reduction of any compensation paid to the eligible Employee by Newmont Mining, an Affiliated Entity, or Participating Employer to the extent the eligible Employee receives an overpayment from this program.

7.3 Termination. The Board may at any time amend, modify, suspend or terminate this program; provided, however, that the Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this program as it determines necessary from time to time.

7.4 Payments Due Minors or Incapacitated Persons. If any person entitled to a payment under this program is a minor, or if the Compensation Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Compensation Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his or her benefit, without responsibility of the Compensation Committee or its delegate, Newmont Mining, or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Compensation Committee, this program, Newmont Mining, and Affiliated Entity or Participating Employer.

7.5 Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this program, and this program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this program.

7.6 No Right to Employment. The establishment of this program shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, Newmont Mining, any Affiliated Entity, any Participating Employer, or to give any Employee or any person any right to receive any payment whatsoever, except as provided under this program. All Employees shall remain subject to discharge from employment to the same extent as if this program had never been adopted.

7.7 Transferability. Any bonus payable hereunder is personal to the eligible Employee or Terminated Eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

7.8 Successors. This program shall be binding upon and inure to the benefit of Newmont Mining, the Participating Employers and the eligible Employees and Terminated Eligible Employees and their respective heirs, representatives and successors.

7.9 Governing Law. This program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

7.10 Reimbursement. The Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of Corporate Performance Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Corporate Performance Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Corporate Performance Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Corporate Performance Bonus actually awarded. Additionally, the Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Corporate Performance Bonus and Personal Performance Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible Employee is terminated for cause as defined in the Executive Change of Control Plan of Newmont.

APPENDIX A- Payout Percentage for each Economic Performance Driver

Consolidated Sustaining Capital Expenditures	Reserve and NRM Additions (66.67% gold reserves and 33.33% non- reserve mineralization material)	Consolidated Costs Applicable to Sales (80% gold and 20% copper)	Attributable Ounces Production – Gold (80%) and Attributable Pounds Production – Copper (20%)	Project Execution and Cost
10%	20%	30%	30%	10%

APPENDIX B

Pay Grade	Target Corporate Performance Bonus Level
E-5	30%
E-6	20%
109	20%
107-108	15%
105-106	14%
103-104	10%
101-102	5%
99-100	4%
49-50	3%
11-27	3%

APPENDIX C

Performance Rating System	Personal Performance Bonus Factor
1	0
2	.50-.75
3	.75-1.00
4	1.00-1.25
5	1.25-1.50
6	1.50-2.0

Pay Grade	Target Personal Performance Bonus Level
E-5	30%
E-6	20%
109	20%
107-108	15%
105-106	14%
103-104	10%
101-102	5%
99-100	4%
49-50	3%
11-27	3%